UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

NAPSTER, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Napster, Inc. issued the following statement today in response to press and other inquiries:

Napster is very pleased that Proxy GOVERNANCE Inc. and Glass Lewis & Co. do not support the dissident nominees. We also are pleased that RiskMetrics Group (ISS) has recommended that stockholders vote AGAINST two of the three dissident nominees, concluding they “seem to have more limited professional experience relevant to the company.” Napster urges stockholders to use their WHITE card to vote to re-elect independent directors Richard Boyko, Philip J. Holthouse and Robert Rodin. Our three independent nominees have a combined 34 years experience serving stockholders of public companies, compared to zero years for a dissident group that would undoubtedly require costly and time consuming on-the-job training.

Important Information. On July 29, 2008, Napster, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with Napster’s 2008 Annual Meeting of Stockholders. Napster’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. Napster’s proxy statement and any other materials filed by Napster with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from Napster at http://investor.napster.com. Napster’s definitive proxy statement and other materials will also be available by writing to Napster, Inc., 9044 Melrose Avenue, Los Angeles, CA 90069 or by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC by toll-free telephone at 1-888-742-1305.